Filed with the Securities and Exchange Commission on March 11, 1998
                                                       Registration No. 333-____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                            -----------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            -----------------------

                           STUART ENTERTAINMENT, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


              Delaware                                           84-0402207
----------------------------------------------               ------------------
 (State or other jurisdiction of incorporation                (I.R.S. Employer
           or organization)                                  Identification No.)


        3211 Nebraska Avenue, Council Bluffs, Iowa 51501, (712) 323-1488
       -----------------------------------------------------------------
              (Address, including ZIP code, and telephone number,
       including area code, of registrant's principal executive offices)

                            -----------------------

                               Michael A. Schalk
        3211 Nebraska Avenue, Council Bluffs, Iowa 51501, (712) 323-1488
        ----------------------------------------------------------------
           (Name, address, including ZIP code, and telephone number,
                   including area code, of agent for service)

                            -----------------------

                                  COPIES TO:

                             Warren L. Troupe, Esq.
                            Morrison & Foerster LLP
              370 17th Street, Suite 5200, Denver, Colorado  80202
                                 (303) 592-1500

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. / /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                                    CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
Title of each class of securities   Amount to be      Proposed maximum offering      Proposed maximum aggregate        Amount of
     to be registered                registered           price per share(1)             offering price(1)          registration fee
------------------------------------------------------------------------------------------------------------------------------------
  Common Stock, $.01 par
  value per share                    300,000                   $2.0625                        $618,750                  $182.53
------------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


PROSPECTUS
                             Subject To Completion
                              Dated March 11, 1998


                                 300,000 SHARES
                           STUART ENTERTAINMENT, INC.
                          COMMON STOCK, $.01 PAR VALUE

                                -------------

  This Prospectus covers 300,000 shares (the Shares of the Common Stock, $.01 par value ("Common Stock"), of Stuart Entertainment, Inc., a Delaware corporation (the "Company") that may be offered and issued by the Company from time to time in connection with the acquisition directly or indirectly by the Company of other businesses or properties or interests therein, and which may be reserved for issuance pursuant to, or offered and issued upon exercise or conversion of, warrants, options, convertible notes, or other similar instruments issued by the Company from time to time in connection with any such acquisitions.

  It is expected that the specific terms of any acquisition involving the issuance of securities covered by this Prospectus will be determined by direct negotiations with the owners or controlling persons of the businesses or properties or interests therein to be acquired by the Company, and that the shares of Common Stock issued will be valued or prices reasonably related to market prices current either at the time the terms of the acquisition are agreed upon or at or about the time of delivery of shares or as such other time or for such period as may be agreed upon. No underwriting discounts or commissions will be paid, although finder's fees may be paid from time to time with respect to specific acquisitions. Any person receiving any such fees may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

  With the consent of the Company, this Prospectus may also be used by persons who have received or will receive shares of Common Stock covered by this Prospectus and who may wish to sell such shares under circumstances requiring or making desirable its use. See "Resale of Securities Covered by this Prospectus" for information relating to resales pursuant to this Prospectus of shares of Commons Stock issued under this Registration Statement. The Company will not receive any proceeds from any such resale of shares. Expenses of this offering will be paid by the Company.

  The common stock is listed for trading on the Nasdaq Stock Market under the symbol STUA. On March 10, 1998, the last reported sale price of the Common Stock was $2.0625 per share.

                                -------------

   THESE SECURITIES ARE SUBJECT TO A HIGH DEGREE OF RISK.  SEE  RISK FACTORS
       BEGINNING ON PAGE 3 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN
                FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE
                       INVESTORS IN PURCHASING THE SHARES
                         OF COMMON STOCK OFFERED HEREBY

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                                -------------

                 The date of this Prospectus is March __, 1998.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website that contains reports, proxy and information statements and other information regarding the Company. The address of the site is http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company with the Commission are hereby incorporated by reference in this Prospectus:

  (1) the Company's Annual Report on Form 10-K for the year ended December 31, 1996;


  (2) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

  (3) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997;

  (4) the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997;

  (5) The description of the Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on October 28, 1982; and

  (6) The financial statements of Trade Products, Inc. included in the Company's Form 8-K/A dated November 13, 1996 filed on January 22, 1997.

  All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15 (d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering covered by this Prospectus will be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT
PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM CORPORATE SECRETARY, 3211 NEBRASKA AVENUE, COUNCIL BLUFFS, IOWA 51501, (712) 323-1488. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY _____________, 1998 (5 BUSINESS DAYS PRIOR TO DATE INVESTMENT DECISION MUST BE MADE).

  THIS PROSPECTUS IS ACCOMPANIED BY THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996 AND THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 1997.

                                  RISK FACTORS

   An investment in the Common Stock offered hereby involves a high degree of risk. This Prospectus contains "forward- looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from results expressed or implied by such forward-looking statements. Further, any forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. Therefore forward-looking statements should not be relied upon as a prediction of actual future results. In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following risk factors before purchasing the Common Stock offered hereby.

SUBSTANTIAL LEVERAGE AND ABILITY TO SERVICE AND REFINANCE DEBT

  In connection with the Company's acquisition of Trade Products, Inc. ("Trade Products") in November 1996 (the "Trade Acquisition") and the simultaneous issuance of $100,000,000 of its 12 1/2% Senior Subordinated Notes due 2001 (the "Notes"), the Company has incurred a significant amount of indebtedness. In addition, subject to the restrictions in its current credit facility (the "Credit Facility") and the indenture related to the Notes (the "Indenture"), the Company may incur additional indebtedness from time to time to finance acquisitions or capital expenditures or for other purposes. As of January 6, 1998, the Company had not drawn any amounts under the Credit Facility. The current borrowing base under the Credit Facility is approximately $29,580,000.

  Interest expense, net of interest income, was $5.3 million for the year ended December 31, 1996 compared to $4.4 million for the year ended December 31, 1995 and $9.4 million for the nine months ended September 30, 1997 compared to $3.3 million for the nine months ended September 30, 1996. At September 30, 1997 the Company's total indebtedness was $100.4 million. The ratio of total indebtedness to total capital was 4.0 and the ratio of interest expense to operating cash flows, prior to the payment of interest, was 1.3. The Company's average weighted interest rate on the Company's indebtedness is 12.5%.

  The level of the Company's indebtedness could have important consequences to stockholders, including: (a) a substantial portion of the Company's cash flow (approximately 85% for the nine months ended September 30, 1997) from operations must be dedicated to debt service and will not be available for other purposes;
(b) the Company's ability to obtain additional debt financing in the future for working capital, capital expenditures or acquisitions may be limited; and (c) the Company's level of indebtedness could limit its flexibility in reacting to changes in the industry and economic conditions generally. Moreover, if the Company incurs any indebtedness under the Credit Facility, the borrowings will be at variable rates of interest and, therefore, a substantial increase in interest rates could adversely affect the Company's ability to service its debt obligations.

  The Company's ability to satisfy its debt obligations will depend upon its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond its control. The Company believes that cash flow from operations, together with its other available sources of liquidity, will be adequate to make required payments of principal and interest on its indebtedness, to fund anticipated capital expenditures and to meet working capital requirements, although there is no assurance that this will be the case. To the extent that cash flow from operations is insufficient to satisfy the Company's cash requirements, the Company will seek to raise additional cash through debt or equity (in all such cases to the extent permitted by the Credit Facility and the Indenture). No assurance can be given that any such financing will be available to the Company at the time or times needed or on terms acceptable to the Company, if at all.

EFFECT OF A CHANGE IN CONTROL

  The Indenture provides that in the event of a Change in Control (as defined in the Indenture), each holder of the Notes will have the right to require the Company to purchase all or a portion of such holders' Notes at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase. In the event of a Change in Control, there can be no assurance that the Company will have available funds sufficient for the purchase price for all Notes that may be delivered for purchase. In the event the Company is required to purchase outstanding Notes, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. There can be no assurance that the Company would be able to obtain such financing.


POSSIBLE DELISTING FROM NASDAQ SMALLCAP MARKET; DISCLOSURE RELATING TO LOW PRICED STOCKS

  On August 22, 1997 the Company was notified that the Common Stock was delisted from the Nasdaq National Market due to a failure to meet the net tangible asset requirement. The Common Stock has subsequently been admitted for trading on the Nasdaq SmallCap Market. The Company was also informed that it did not meet the net tangible assets/market capitalization/net income maintenance requirements for the Nasdaq SmallCap Market, which will become effective on February 23, 1998. There can be no assurance that the Company will in the future meet the maintenance criteria for continued quotation of the securities on the Nasdaq SmallCap Market. The new maintenance criteria for the Nasdaq SmallCap Market include, among other things, $2,000,000 in total assets or $35.0 million market capitalization or $500,000 of net income in latest fiscal year or 2 of last 3 fiscal years, a public float of 500,000 shares with a market value equal to $1,000,000, two market makers and a minimum bid price of $1.00 per share of common stock. If the Company were removed from the Nasdaq SmallCap Market, trading, if any, in the Common Stock would thereafter have to be conducted in the over-the-counter market in the so-called "pink sheets" or, if then available, the NASD's OTC Electronic Bulletin Board. As a result, an investor would find it more difficult to dispose of, and to obtain accurate quotations as to the value of, such securities.

  In addition, if the Common Stock is delisted from trading on the Nasdaq SmallCap Market and the trading price of the Common Stock is less than $5.00 per share at a time when the net tangible assets of the Company are less than $5,000,000, trading in the Common Stock would also be subject to the requirements of Rule 15g-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Under such rule, broker/dealers who recommend such low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990 also requires additional disclosure in connection with any trades involving a stock defined as a penny stock (generally, according to recent regulations adopted by the Commission, any equity security not traded on an exchange or quoted on the Nasdaq SmallCap Market that has a market price of less than $5.00 per share, subject to certain exceptions), including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith. Such requirements could severally limit the market liquidity of the Common Stock and the ability for purchasers in this Offering to sell their securities in the secondary market. There can be no assurance that the Common Stock will not be delisted or treated as a penny stock.

RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS/ABSENCE OF DIVIDENDS

  The Indenture restricts the ability of the Company and its subsidiaries to, among other things, incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments or investments, consummate certain asset sales, enter into certain transactions with affiliates, incur indebtedness that is subordinate in right of payment to any senior indebtedness and senior in right of payment to the Notes, imposes restrictions on the ability of a subsidiary to pay dividends or make certain payments to the Company or any of its subsidiaries, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company.

  In addition the Credit Facility contains certain affirmative and negative covenants. A breach of any of these covenants could result in an event of default under the Credit Facility. If such an event of default occurs, the lenders could elect to declare all amounts borrowed under the Credit Facility, together with accrued interest, to be immediately due and payable and to terminate all commitments under the revolving credit facility. If the Company were unable to repay all amounts declared due and payable, the lenders could proceed against the collateral granted to them to satisfy the indebtedness and other obligations due and payable. Substantially all of the assets of the Company are pledged as security under the Credit Facility.

RECENT DEFAULTS ON INDEBTEDNESS

  At September 30, 1997, the Company was in default of the net worth requirement, leverage ratio test, fixed charge ratio and interest coverage ratio under its old credit facility. Subsequently, the Company entered into the Credit Facility and such financial covenants are no longer applicable to the Company. The Company is in full compliance with all covenants under the Credit Facility.

RELIANCE ON BINGO INDUSTRY

  The future profitability and growth of the Company's business is substantially dependent upon factors beyond the Company's control, including, among others, the continued popularity of bingo as a leisure activity and as a means of charitable fundraising. The bingo industry is a mature industry and there can be no assurance that it will not decline in the future due to an increase in competing forms of entertainment such as lotteries, on-line gaming products and the continued expansion of the legalization by the United States and foreign jurisdictions of casino gaming. During the first half of 1997, the Company experienced a continuing softness in the U.S. pulltab market due to such competitive pressures and competition within the pulltab industry. Management believes that the Company will continue to experience softness in the U.S. pulltab ticket market throughout at least the remainder of 1997. In addition, the growth of the use of electronic bingo products could encroach upon the use of pulltabs, bingo paper and ink products, which represent the Company's core business. There can be no assurance that the Company will be able successfully to adapt its core business to such a change in the bingo industry. As a result of such factors, no assurance can be given of the Company's continued growth or profitability.

COMPETITION

  The markets in which the Company's products compete are extremely competitive. The principal competitive factors within the bingo paper and pulltab ticket markets are quality, service and price. The Company's major competitor in the bingo paper and pulltab markets is Arrow International. The Company also competes with other forms of entertainment such as lotteries, on-line gaming products and the continued expansion of the legalization by the United States and foreign jurisdictions of casino gaming. There can be no assurances that the Company will continue to remain competitive in these or other areas.

RELATIONSHIPS WITH DISTRIBUTORS

  The Company has enjoyed a history of cooperative relationships with most distributors of its products. The Company generally does not have written contracts with its distributors. The failure to maintain these relationships on a widespread basis may have a material adverse effect on the business of the Company.

DEPENDENCE ON KEY PERSONNEL

  The operations of the Company depend to a great extent on the management efforts of its officers and other key personnel, especially Albert F. Barber and Timothy R. Stuart, and on the ability to attract new key personnel and retain existing key personnel in the future. There can be no assurance that the Company will be successful in attracting and retaining such personnel, or that it will not incur increased costs in order to do so. The Company's failure to attract additional qualified employees or to retain the services of key personnel could have a material adverse effect on the business of the Company.

TRADE ACQUISITION

  Prior to the Trade Acquisition, which was completed on November 13, 1996, Stuart and Trade Products were under separate ownership and management, and their businesses were conducted separately. There can be no assurance that Stuart will be able to successfully integrate the management, staffs, operations and accounting and management information systems of Trade Products with its own. There can also be no assurance that the Company will realize enhanced product development, manufacturing, marketing, distribution or management capabilities as a result of the Trade Acquisition.

GOVERNMENT REGULATION

  The Company is subject to regulation by authorities in most jurisdictions in which its bingo, bingo-related products and electronic gaming systems are sold or used by persons or entities licensed to conduct gaming activities. The gaming regulatory requirements vary from jurisdiction to jurisdiction, and licensing, other approval or finding of suitability processes with respect to the Company, its personnel and its products can be lengthy and expensive. Many jurisdictions have comprehensive licensing, reporting and operating requirements with respect to the sale and manufacture of bingo and bingo-related products, including bingo paper, ink dabbers and electronic bingo hall equipment. These licensing requirements have a direct impact on the conduct of the day-to-day operations of the Company. Generally, gaming regulatory authorities may deny applications for licenses, other approvals or findings of suitability for any cause they may deem reasonable. There can be no assurance that the Company, its products or its personnel will receive or be able to maintain any necessary gaming licenses, other approvals or findings of suitability. The loss of a license in a particular state will prohibit the Company from selling products in that state. The loss of one or more licenses held by the Company could have an adverse effect on the Company's business. Loss of one or more licenses for an extended period may have an adverse effect on the Company's business, and the loss of one license could result in the loss of other licenses by the Company.

  The Indian Gaming Regulatory Act of 1988 ("IGRA") defines Class II gaming to include "the game of chance commonly known as bingo, whether or not electronic, computer or other technologic aids are used in connection therewith," and defines Class III gaming devices to include "electronic or electromechanical facsimiles of any game of chance or slot machines of any kind." The Company believes that Power Bingo KingTM and System 12TM, which are designed to be played in conjunction with traditional paper bingo products, should properly be classified as Class II games, and has obtained a legal opinion to the effect that System 12TM is a Class II game. The Company has applied for an advisory opinion from the National Indian Gaming Commission (the "NIGC") that System 12TM is a Class II game, as defined by IGRA, but has not yet received such designation. The Company has not applied for or received any advisory opinion by the NIGC that Power Bingo KingTM is a Class II game. It is possible that one or more regulatory authorities could take the position that Power Bingo KingTM or System 12TM should be classified as Class III devices.
If either of the Company's electronic gaming systems were classified as Class III devices, these products could not be sold to Indian casinos that did not meet the requirements of IGRA and their host state for carrying Class III devices. Such a result would have a material adverse effect on the Company's sale of its electronic bingo products.

  Additionally, state and local laws in the United States, and provincial laws in Canada, which govern the sale and use of gaming products, are widely disparate and continually changing due to legislative and administrative actions and court interpretations. Changes in gaming laws through statutory enactment or amendment, court interpretation or administrative action, so as to restrict the manufacture, distribution or use of some or all of the Company's products could have a material adverse effect on the Company's business.

EXPOSURE TO FLUCTUATIONS IN PAPER
COSTS; RELIANCE ON SUPPLIERS

  The principal raw material used in the Company's business is paper, which is subject to pricing cycles. The Company generally does not have written contracts with its suppliers. The cyclical nature of paper pricing may have a material adverse effect on the Company's business.

  For certain of its electronic products, the Company is dependent on suppliers to provide the Company with parts and components in adequate amounts and on a timely basis. The failure of one or more suppliers to meet the Company's performance specifications, quality standards or delivery schedules could have a material adverse effect on the Company's operations.

INTELLECTUAL PROPERTY RIGHTS/LITIGATION

  The Company regards its products as proprietary and relies on a combination of trademark, copyright and trade secret laws and employee and third-party nondisclosure agreements to protect its proprietary rights. Defense of intellectual property rights can be difficult and costly, and there can be no assurance that the Company will be able effectively to protect its technology from competitors. In addition, the protections offered by trademark, copyright and trade secret laws may not prevent a competitor from designing games having an appearance and function that closely resemble the Company's games.

  As the number of electronic gaming products in the industry increases, and the uses and functions of these products further overlap, electronic gaming developers may increasingly become subject to infringement claims. The Company is currently a defendant in two patent infringement cases. The Company may also become subject to additional infringement claims. Any such claims or litigation could be costly and could result in a diversion of management's attention, which could have a material adverse effect on the Company's business and financial condition. Any settlement of such claims or adverse determinations in such litigation could also have a material adverse effect on the Company's business and financial condition.

NEW PRODUCT DEVELOPMENT; RISK OF OBSOLESCENCE

  The market for certain of the Company's products, particularly for its electronic bingo hall equipment and for the products of Video King Gaming Systems, Inc. products, is characterized by changing technology, new legislation, evolving industry standards and product innovations and enhancements. The introduction of products embodying new technology, the adoption of new legislation, or the emergence of new industry standards could render existing products obsolete or unmarketable. The Company's continued ability to anticipate such changes and to develop and introduce or obtain the rights to technological advancements and new products that will gain customer acceptance may be a significant factor in the Company's ability to expand, remain competitive or attract and retain customers. The Company's business may be adversely affected if the Company incurs delays in developing new products or enhancements or if such products or enhancements do not gain market acceptance. In addition, there can be no assurance that products or technologies developed by others will not render the Company's products or technologies noncompetitive or obsolete.

CONCENTRATION OF OWNERSHIP

  Morgan Lewis Githens & Ahn, Inc., an investment banking firm ("MLGA"), the officers and directors of the Company and their respective affiliates own approximately 47.3% of the Company's outstanding common stock (the "Common Stock"). Therefore, MLGA and management of the Company have effective control of all matters submitted to the stockholders of the Company, including the election of the Board of Directors of the Company.

RISK OF INTERNATIONAL OPERATIONS

  The Company derived approximately 38% of its revenues in the year ended December 31, 1996 from sales occurring in Canada. These revenues are subject to risks normally associated with international operations, including currency conversion risks, slower and more difficult accounts receivable collection, greater difficulty and expense in administering business abroad and complying with foreign laws. The Company also operates a manufacturing facility in Mexico and is subject to local conditions including union activities.

FORWARD-LOOKING STATEMENTS

  The statements contained in this Registration Statement that are not historical fact are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995), which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," should," or "anticipates," or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Management wishes to caution the reader that these forward-looking statements such as the timing, costs and scope of its acquisition of, or investments in, the bingo industry and new product development, and other matters contained in this Registration Statement or the documents incorporated by reference regarding matters that are not historical facts, are only predictions. No assurances can be given that the future results indicated, whether expressed or implied, will be achieved. While sometimes presented with numerical specificity, these projections and other forward-looking statements are based upon a variety of assumptions relating to the business of the Company, which, although considered reasonable by the Company, may not be realized. Because of the number and range of the assumptions underlying the Company's projections and forward-looking statements, many of which are subject to significant uncertainties and contingencies that are beyond the reasonable control of the Company, some of the assumptions inevitably will not materialize, and unanticipated events and circumstances may occur subsequent to the date of this Registration Statement or the documents incorporated by reference. These forward-looking statements are based on current expectations and the Company assumes no obligation to update this information. Therefore, the actual experience of the Company and results achieved during the period covered by any particular projections or forward- looking statements may differ substantially from those projected. Consequently, the inclusion of projections and other forward-looking statements should not be regarded as a representation by the Company or any other person that these estimates and projections will be realized, and actual results may vary materially. There can be no assurance that any of these expectations will be realized or that any of the forward-looking statements contained herein will prove to be accurate.


                                  THE COMPANY

GENERAL

  The Company is a leading manufacturer of a full line of bingo and bingo-related products, including disposable bingo paper, pulltab tickets, ink dabbers, electronic bingo systems and related equipment and supplies. The Company enjoys a worldwide reputation for innovation and new product development and has been a leader in the bingo industry for over 60 years, having popularized many important breakthroughs in bingo, such as disposable bingo paper and electronic bingo systems.

  Bingo is one of North America's most popular forms of gaming and entertainment. Many nonprofit organizations sponsor bingo games for fundraising purposes, while commercial entities, Indian gaming enterprises, casinos and government sponsored entities operate bingo games for profit. The Company sells its products to this diverse group of end-users through more than 300 distributors, its direct sales force and Company-owned distribution outlets.

  A wholly-owned subsidiary, Video King Gaming Systems, Inc. ("Video King"), has developed and is currently manufacturing a line of electronic gaming products, a comprehensive gaming management tracking system and video lottery terminals and slot machines. Video King markets its products within the bingo industry, as well as the domestic and international for-profit gaming market.

  The Company was reincorporated in Delaware in 1986, and is a successor, by merger effective as of January 21, 1987, to a business founded in 1948. The Company's principal executive officers are located at 3211 Nebraska Avenue, Council Bluffs, Iowa 51501 and its telephone number is (712) 323-1488.

RECENT DEVELOPMENTS

  On November 20, 1997, the Company entered into the Credit Facility. The Credit Facility consists of two loan and security agreements, one between the Company and Congress Financial Corporation (Central) (the "US Facility") and one between Bingo Press & Specialty Limited, a wholly-owned subsidiary of the Company (the "Canadian Borrower") and Congress Financial Corporation (Canada) (the "Canadian Facility."). The Credit Facility provides for maximum borrowings of up to $30.0 million, of which up to $20.0 million may be borrowed under the US Facility and up to $10.0 million may be borrowed under the Canadian Facility. The Company and the Canadian Borrower (sometimes referred to collectively herein as the "Borrowers") are entitled to draw amounts under the Credit Facility, subject to availability pursuant to a borrowing base certificate. The borrowing base is based on the eligible accounts receivable, eligible inventory and equipment value levels of the Company and the Canadian Borrower, respectively.

  The US Facility provides that loans may be prime rate loans ("Prime Rate Loans") or Eurodollar loans ("Eurodollar Rate Loans"), at the option of the Company. The interest rate on Prime Rate Loans is the Prime Rate (defined below) plus the Applicable Margin (defined below) and the interest rate on Eurodollar Rate Loans is the Adjusted Eurodollar Rate (defined below) plus the Applicable Margin. The Prime Rate is the rate announced by CoreStates Bank, N.A. as its prime rate. The Adjusted Eurodollar Rate is the rate determined by dividing (a) the Eurodollar Rate (defined below) by (b) a percentage equal to
(i) one minus (ii) the reserve percentage prescribed by any United States or foreign banking authority for determining the reserve requirement which is or would be applicable to deposits of United States dollars in a non-United States bank or an international banking office of the Reference Bank (defined below) used to fund a Eurodollar Rate Loan or any Eurodollar Rate Loan made with the proceeds of such deposit, whether or not the Reference Bank actually holds or has made any such deposits or loans. The Eurodollar Rate is the rate at which the Reference Bank is offered deposits of United States dollars in the London interbank market in amounts substantially equal to the principal amount of the Eurodollar Rate Loan requested by and available to the Company with a maturity of comparable duration to the interest period selected by the Company. The
Applicable Margin for the Prime Rate Loans can vary from 1/4% to   3/4% and for
the Eurodollar Rate Loans it can vary from 2 1/4% to 2 3/4%. The Reference Bank is CoreStates Bank, N.A., or such other bank as the lender may from time to time designate.

  The interest rate on Canadian Loans is the Canadian Prime Rate (defined below) plus the Applicable Canadian Margin (defined below). The Canadian Prime Rate is the greater of (i) the rate announced by the Canadian Reference Bank as its prime rate for determining interest rates on Canadian dollars denominated commercial loans in Canada, and (ii) the annual rate of interest equal to the sum of (A) the CDOR Rate at any time and (B) one percent per annum. The Canadian Reference Bank is the Bank of Montreal and the CDOR Rate is the average rate for Canadian Dollars bankers acceptance having a term of 30 days appearing on the Reuters Screen CDOR Page at 10:00 a.m. The Canadian Applicable Margin can vary from 1.25% to 1.75%.

  The Credit Facility imposes certain covenants and other requirements on the Borrowers. In general, the affirmative covenants provide for mandatory reporting by the Borrowers of financial and other information to the lenders and notice of certain events. The affirmative covenants also include standard covenants requiring the Borrowers to operate their business in an orderly manner and consistent with past practices.

  The Credit Facility also contains certain negative covenants and restrictions on actions by the Borrowers that, among other things, restrict (i) the incurrence and existence of indebtedness or contingent obligations (ii) consolidations, mergers and sale of assets, (iii) the incurrence and existence of liens, (iv) the sale of disposition of assets, (v) investments, loans and advances, (vi) the payment of dividends and the repurchases of Common Stock, and (vii) acquisitions by the Borrowers. In addition, under certain circumstances, the Company must meet a minimum level of net worth.

  The Credit agreement further contains customary events of default including non-payment of principal, interest or fees, violations of covenants, inaccuracy of representations or warranties in any material respect, cross default to certain other indebtedness and agreements, bankruptcy and insolvency events, material judgments and liabilities, and change of control.

                                USE OF PROCEEDS

  This Prospectus relates to shares of Common Stock of the Company that may be offered and issued by the Company from time to time in connection with the acquisition of other businesses and properties and interests therein, and upon exercise or conversion of, warrants, options, convertible debentures, or other similar instruments issued by the Company from time to time in connection with any such acquisition. Other than the businesses or properties acquired, there will be no proceeds to the Company from these offerings. When this Prospectus is used by a Selling Stockholder in a public reoffering or resale of Common Stock acquired pursuant to this Prospectus, the Company will not receive any proceeds from such sale by the Selling Stockholder.

                RESALE OF SECURITIES COVERED BY THIS PROSPECTUS

  This Prospectus, as appropriately amended or supplemented, may, with the consent of the Company, be used from time to time by persons who have received shares covered by the Registration Statement in acquisitions of business or properties or interests therein by the Company, or by their transferees (such persons being referred to herein as "Selling Shareholders") who wish to offer and sell the Shares in transactions in which they and any broker-dealer through whom any of the Shares are sold may be deemed to be underwriters within the meaning of the Securities Act. The Company will receive none of the proceeds from any such sales. There presently are no arrangements or understandings, formal or informal, pertaining to the distribution of the Shares.

  Agreements with Selling Stockholders permitting use of this Prospectus may provide that any such offering be effected in an orderly manner through securities dealers, acting as broker or dealer, selected by the Company; that Selling Stockholders enter into custody agreements with one or more banks with respect to such shares; and that sales be made only by one or more of the methods described in this Prospectus, as appropriately supplemented or amended when required.

  The Company anticipates that resales of the Shares by a Selling Stockholder may be effected from time to time on the open market in ordinary brokerage transactions on the Nasdaq National Market, or such other security exchange on which the Common Stock may be listed, or in private transactions (which may involve crosses and block transactions). The Shares will be offered for sale at market prices prevailing at the time of sale or at negotiated prices and on terms to be determined when the agreement to sell is made or at the time of sale, as the case may be. The Shares may be offered directly, through agents designated from time to time, or through brokers or dealers. A member firm of the National Association of Security Dealers, Inc. may be engaged to act as the Selling Stockholder's agent in the sale of the Shares by the Selling Stockholder and/or may acquire Shares as principal. Broker-dealers participating in such transactions as agent may receive commissions from the Selling Stockholder
(and, if they act as agent for the purchaser of such Shares, from such purchaser).

  Participating broker-dealers may agree with the Selling Stockholder to sell a specified number of shares at a stipulated price per share and, to the extent such broker-dealer is unable to do so acting as agent for the Selling Stockholder to purchase as principal any unsold shares at the price required to fulfill the broker-dealer's commitment to the Selling Stockholder. In addition or alternatively, shares may be sold by the Selling Stockholder, and/or by or through other broker-dealers in special offerings, exchange distributions, or secondary distributions. Broker-dealers who acquire shares as principal may thereafter resell such Shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described in the preceding two sentences) on the Nasdaq National Market or such other security exchange on which the Common Stock may be listed, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive commission's from the purchasers of such shares.

  Upon the Company's being notified by the Selling Stockholder that a particular offer to sell the Shares is made, a material arrangement has been entered into with a broker dealer for the sale of shares through a block trade, special offering, exchange distribution, or secondary distribution, or any block trade has taken place, to the extent required, a supplement to this Prospectus will be delivered together with this Prospectus and filed pursuant to Rule 424(b) under the Securities Act setting forth with respect to such offer or trade the terms of the offer or trade; including (i) the name of each Selling Stockholder, (ii) the number of Shares involved, (iii) the price at which the Shares were sold, (iv) any participating brokers, dealers, agents or member firm involved, (v) any discounts, commissions and other items paid as compensation from, and the resulting net proceeds to, the Selling Stockholder,
(vi) that such broker-dealers did not conduct any investigation to verify the information set out in this Prospectus, and (vii) other facts material to the transaction.

  Shares may be sold directly by the Selling Stockholder or through agents designated by the Selling Stockholder from time to time. Unless otherwise indicated in a supplement to this Prospectus, any such agent will be acting on a best efforts basis for the period of its appointment.

  The Selling Stockholder and any brokers, dealers, agents, member firm or others that participate with the Selling Stockholder in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the

Securities Act, and any commissions or fees received by such persons and any profit on the resale of the Shares purchased by such person may be deemed to be underwriting commissions or discounts under the Securities Act.

  The Company may agree to indemnify the Selling Stockholder as an underwriter under the Securities Act against certain liabilities, including liabilities arising under the Securities Act. Agents may be entitled under agreements entered into with the Selling Stockholder to indemnification against certain civil liabilities, including liabilities under the Securities Act.

  The Selling Stockholder will be subject to the applicable provisions of the Exchange Act, and the rules and regulations thereunder, including without limitation Rules 10b-2, 10b-6, and 10b-7, which provisions may limit the timing of purchases and sales of any of the Common Stock by the Selling Stockholder. All of the foregoing may affect the marketability of the Common Stock.

  The Company will pay substantially all the expenses incident to this offering of the Common Stock by the Selling Stockholder to the public other than brokerage fees, commissions and discounts of underwriters, dealers or agents.

  In order to comply with certain states' securities laws, if applicable, the Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

                             ADDITIONAL INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit or incorporated by reference to the Registration Statement of which this Prospectus forms a part, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement. Copies of the Registration Statement may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

                                 LEGAL MATTERS

  Certain legal matters relating to the Common Stock to be offered hereby will be passed upon for the Company by Morrison & Foerster LLP, 370 17th Street, Suite 5200, Denver, Colorado 80202.

                                    EXPERTS

  The financial statements and the related financial statement schedule incorporated in this prospectus by reference from Stuart Entertainment, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

================================================================================

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING, OTHER THAN THOSE MADE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.


                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
AVAILABLE INFORMATION . . . . . . . . . . . . .    2
INCORPORATION OF CERTAIN
   DOCUMENTS BY REFERENCE . . . . . . . . . . .    2
RISK FACTORS  . . . . . . . . . . . . . . . . .    3
THE COMPANY . . . . . . . . . . . . . . . . . .    8
USE OF PROCEEDS . . . . . . . . . . . . . . . .    9
RESALE OF SECURITIES COVERED BY
THIS PROSPECTUS . . . . . . . . . . . . . . . .   10
ADDITIONAL INFORMATION  . . . . . . . . . . . .   11
LEGAL MATTERS . . . . . . . . . . . . . . . . .   11
EXPERTS . . . . . . . . . . . . . . . . . . . .   11

================================================================================


================================================================================


                                 300,000 SHARES




                           STUART ENTERTAINMENT, INC.


                                  COMMON STOCK





                             ---------------------

                                   PROSPECTUS

                             ---------------------




                                 MARCH __, 1998



================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

    Section 145 of the Delaware General Corporation Law provides generally and in pertinent part that a Delaware corporation may indemnify its directors and officers against expenses, judgements, fines and settlements actually and reasonably incurred by them in connection with any civil suit or action, except actions by or in the right of the corporation, or any administrative or investigative proceeding if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. Section 145 further provides that in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its directors and officers against expenses actually and reasonably believed to be in, or not opposed to, the best interests of the corporation.
Section 145 permits a Delaware corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise and to purchase indemnity insurance on behalf of its directors and officers.

    Article Eight of the Certificate of Incorporation of the Registrant requires the Registrant to indemnify, to the fullest extent permitted by
Section 145 of the Delaware General Corporation Law, all directors and officers of the Registrant, which it has the power to indemnify, from and against any and all expenses, liabilities or other matters referred to in Section 145.

    The Registrant's Certificate of Incorporation also provides in Article Seven that directors shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of a director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) under
Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

    Article III, Section 16 of the Registrant's By-laws provides, in general, that the Registrant shall indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

    The Registrant maintains liability insurance coverage for its directors and officers.

ITEM 21.  EXHIBITS.

    The following is a complete list of exhibits filed as part of the Registration Statement. Exhibit numbers correspond to the numbers in the Exhibit Table of Item 601 of Regulation S-K.

    5.1 Opinion of Morrison & Foerster, LLP as to the legality of the Common Stock being registered.

    23.1     Consent of Morrison & Foerster, LLP (see Exhibit 5.1).

    23.2     Consent of Deloitte & Touche LLP.

    24.1     Powers of Attorney.

ITEM 22.  UNDERTAKINGS.

    The Registrant hereby undertakes:

    (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed what was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

    (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for the other items of the applicable form.

    The undersigned registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereon.

    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning the transaction, and the Company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective, to the extent required by the rules and regulations of the Securities and Exchange Commission.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Council Bluffs, State of Iowa, on February 28, 1998.

                                            STUART ENTERTAINMENT, INC.


                                            By: /s/ Timothy R. Stuart
                                               --------------------------------
                                               Timothy R. Stuart, President

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Timothy R. Stuart, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement on Form S-4 and file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as full as they might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or his substitute may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Sangwoo Ahn
--------------------------------------     Director                                    February 28, 1998
    Sangwoo Ahn

/s/ Albert F, Barber
--------------------------------------     Vice Chairman of the Board                  February 28, 1998
    Albert F. Barber                       and Chief Executive Officer

/s/ Perry J. Lewis
--------------------------------------     Director                                    February 28, 1998
    Perry J. Lewis

/s/ Ronald G. Rudy
--------------------------------------     Director                                    February 28, 1998
    Ronald G. Rudy

/s/ Richard D. Spizzirri
--------------------------------------     Director                                    February 28, 1998
    Richard D. Spizzirri

/s/ Ira Starr
--------------------------------------     Director                                    February 28, 1998
    Ira Starr

/s/ Timothy R. Stuart
--------------------------------------     President, Chief Operating                  February 28, 1998
    Timothy R. Stuart                      Officer and Director

/s/ Stanley M. Taube
--------------------------------------     Director                                    February 28, 1998
    Stanley M. Taube

/s/ Paul C. Tunink
--------------------------------------     Vice President-Finance,                     February 28, 1998
    Paul C. Tunink                         Treasurer and
                                           Chief Financial Officer

                                 EXHIBIT INDEX



    5.1      Opinion of Morrison & Foerster, LLP as to the legality of the Common Stock being registered.*

    23.1     Consent of Morrison & Foerster, LLP (see Exhibit 5.1).*

    23.2     Consent of Deloitte & Touche LLP.

    24.1     Powers of Attorney (included on Signature Page in Form S-4).

----------------
* To be filed by amendment